UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person *:


Stuart                     Ian              C.
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(Last)                     (First)          (Middle)


1200 - 1130 West Pender Street
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(Street)


Vancouver                  B.C.             V6E 4A4
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(City)                     (State)          (Zip)


________________________________________________________________________________
 2. Issuer Name and Ticker or Trading Symbol:

    Angelaudio.com, Inc., ticker symbol "AADC"
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 3. I.R.S. Identification  Number or Reporting Person, if an entity (Voluntary)

    N/A
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 4. Statement for  Month/Year

    09/2000
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 5. If Amendment, Date of Original (Mo/Yr)

    N/A
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 6. Relationship of Reporting Person(s) to Issuer:
                (Check all applicable)

    [ X ] Director                           [  ] 10% Owner
    [ X ] Officer (give title  below)        [  ] Other (specify below)

    President and Secretary
________________________________________________________________________________
7.  Individual or Joint/Group Reporting (Check Applicable Line)

    [ X ] Form Filed by One Reporting Person

    [   ] Form Filed by More than One Reporting Person
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Table 1 Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
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
1. Title of Security           2. Transaction  Date         3. Transaction                 4. Securities Acquired (A) or
   (Instr.3)                      (Month/Day/year)             Code (Instr. 8)                Disposed of (D)
                                                                                             (Instr. 3, 4 and 5)
                                                                                           ----------------------------------------
                                                                                              Amount    (A) or (D)    Price

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Nil
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
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 5. Amount of Securities       6. Ownership                 7. Nature of Indirect
    Beneficially Owned at         Form:  Direct (D)            Beneficial
    end of Issuer's Fiscal        or Indirect (I)              Ownership (Instr. 4).
    Year (Instr. 3 and 4)         (Instr. 4)

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


* If the form is  filed  by more  than one  reporting  person,  see  Instruction
  4(b)(v).

   TABLE II DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


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
1. Title of                    2. Conversion                3. Transaction            4. Transaction
   Derivative                     of Exercise                  Date (Month/             Code (Instr. 8)
   Security                       Price of                     Day/ Year)
   (Instr. 3)                     Derivative
                                  Security
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Nil
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

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
 5. Number of          6. Date Exercisable      7. Title and Amount   8. Price of   9. Number       10. Ownership     11. Nature of
    Derivative            and Expiration           of Underlying         Derivative    of Derivative    Form of           Indirect
    Securities            Date (Month/Day/Year)    Securities            Security      Securities       Derivative        Beneficial
    Acquired (A) or                                (Instr. 3 and 4)      (Instr. 5)    Beneficially     Security:         Ownership
    Disposed of (D)                                                                    Owned at         Direct (D)        (Instr. 4)
    (Instr. 3, 4 and 5)                                                                End of Year      or Indirect
                                                                                       (Instr. 4)       (I) (Instr. 4)
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    (A)      (D)       Date        Expiration      Title  Amount
                       Exercisable Date                   Number of
                                                          Shares

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Explanation of Responses:

** Intentional  Misstatements or omissions of facts constitute  Federal Criminal
    Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                              November 7, 2000
                                                                                       -------------------------------------
                                                                                       Date

Note:  File three copies of this Form, one of which must be manually signed,  If
space Provided is insufficient, see Instruction 6 for procedure.                       /s/ Ian Stuart
                                                                                       -------------------------------------
                                                                                       Ian Stuart - ** Signature of Reporting Person
